                                                                      EXHIBIT 21

                               WYLE ELECTRONICS

                                 SUBSIDIARIES


The following is a list of all the subsidiaries of the Company, as of December 31, 1996, which are included in the Company's Consolidated Financial Statements and the percentage of voting securities for each owned by the Company.


                                                    State or
                                                   Country of       Percentage of
 Name of Company                                  Incorporation       Ownership
 ---------------                                  --------------      ----------

Wyle Distribution Group-Santa Clara, Inc.......   California            100%

Wyle Ginsbury Electronics, Inc.................   New Jersey            100%

Wyle Ginsbury Electronics (U.K.), Ltd..........   United Kingdom        100%

Wyle Ginsbury Electronics GmbH.................   Germany               100%

Wyle Ginsbury Electronique S.A.................   France                100%

Wyle Ginsbury Electronics A/S..................   Denmark               100%

Wyle Ginsbury Electronics OY...................   Finland               100%

Wyle Ginsbury Electronics Scandinavia A.B......   Sweden                100%

Wyle Electronics, Ltd..........................   Barbados              100%

Wyle Electronics Canada Corp. (Inactive).......   Canada                100%

Wyle Electronics Caribbean Corp. (Inactive)....   Puerto Rico           100%

Redwing of California, Inc. (Inactive).........   California            100%

